Exhibit 99.1

Recursion and Bayer Expand Fibrosis Collaboration to Include Inferential Search Capabilities

Use of latest Recursion inference technologies to expand exploration of fibrosis and may extend the collaboration to more than a dozen programs in total

Recursion’s powerful inferential search capabilities leverage more than 100 million prior experiments conducted in Recursion’s automated laboratory to infer hundreds of billions of biological relationships

Map-based approach will further accelerate and drive greater efficiencies in drug discovery

SALT LAKE CITY, December 6, 2021 — Recursion (NASDAQ: RXRX), a clinical-stage biotechnology company decoding biology to radically improve lives by industrializing drug discovery, development and beyond through disruptive innovation, today announced expansion of the company’s existing strategic collaboration in fibrosis with Bayer AG. The expanded collaboration will include Recursion’s powerful inferential search capabilities based on its growing maps of human cellular biology, giving Bayer the ability to further accelerate the work already underway in expanding the universe of novel fibrotic hypotheses. Recursion and Bayer may now work on more than a dozen programs in total of relevance to fibrotic disease. All projects will remain subject to the previously agreed upon economics, where each potential program could generate more than $100 million in commercial milestone payments plus royalties on future sales.

Inferential search enables Recursion to materially expand the depth and breadth of the drug discovery space in a more efficient fashion – reducing time and costs to better operationalize the process. In the expanded collaboration, the company will leverage the Recursion Map, a collection of actionable scientific insights derived from the application of machine learning solutions on massive relatable datasets, to explore hundreds of billions of biological relationships that span whole-genome genetic perturbations, hundreds of soluble factors, and hundreds of thousands of pharmacological perturbations. Inferred relationships of interest will be validated in Recursion’s wet-labs and digital vivariums to rapidly advance therapeutic hypotheses and generate data which is fed back into Recursion’s Operating System to improve future predictions.

“Our collaborations are centered around the goal of delivering better drugs to patients faster than we could on our own,” said Recursion Co-Founder & CEO Chris Gibson, PhD. “At Recursion, we believe inferential search is the future of drug discovery and have made key advances in this space. We have a deep respect for and trust in our colleagues at Bayer and are looking forward to including these new tools in our collaboration and potentially expanding the number of programs we go after together – all for the benefit of patients.”

“The speed and scale of progress made in a short period of time on a number of fibrotic disease models with our collaborators at Recursion has been impressive,” said Philip Larsen, Senior Vice President and Global Head of Research and Early Development at Bayer. “Fibrotic diseases are an important cause of morbidity and mortality worldwide. We look forward to the continued collaboration and adding inferential search to further accelerate our mission to deliver transformative therapies for patients with fibrotic diseases of the lung, kidney, heart and more.”

Recursion first deployed inferential search internally in July 2020 within the oncology space. In early 2021, Recursion transitioned nearly all new internal discovery efforts to use inferential search. Based on progress achieved to date, Recursion has demonstrated that a program can advance from inference to in vivo validation in less than six months. Through the collaboration expansion, Recursion will bring this powerful new technology to Bayer in order to accelerate and expand the ongoing work the teams have undertaken together in fibrosis.

About Recursion

Recursion is a clinical-stage biotechnology company decoding biology to radically improve lives by industrializing drug discovery, development and beyond through disruptive innovation. Enabling its mission is the Recursion Operating System, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets, the Recursion Data Universe. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset the Recursion Map, a collection of hundreds of billions of searchable inferences across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

The Company is proudly headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact

Media@Recursion.com

Investor Contact

Investor@Recursion.com

Business Development Contact

Shafique Virani, MD – Chief Business Officer

Shafique.Virani@Recursion.com

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